UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

WESCO AIRCRAFT HOLDINGS, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

950814103

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons The Carlyle Group L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 53,480,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 53,480,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 53,480,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 57.8%

12	Type of Reporting Person PN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Carlyle Group Management L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 53,480,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 53,480,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 53,480,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 57.8%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Carlyle Holdings II GP L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 53,480,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 53,480,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 53,480,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 57.8%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Carlyle Holdings II L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Québec

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 53,480,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 53,480,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 53,480,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 57.8%

12	Type of Reporting Person OO (Québec société en commandit)

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons TC Group Cayman Investment Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 53,480,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 53,480,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 53,480,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 57.8%

12	Type of Reporting Person PN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons TC Group Cayman Investment Holdings Sub L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 53,480,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 53,480,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 53,480,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 57.8%

12	Type of Reporting Person PN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons TC Group IV, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 53,480,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 53,480,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 53,480,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 57.8%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons TC Group IV, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 53,480,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 53,480,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 53,480,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 57.8%

12	Type of Reporting Person PN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Carlyle Partners IV, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 53,480,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 53,480,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 53,480,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 57.8%

12	Type of Reporting Person PN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Falcon Aerospace Holdings, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 53,480,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 53,480,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 53,480,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 57.8%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons TCG Holdings, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons TC Group, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons TC Group IV Managing GP, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Michael W. Allen

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 84,372

	6	Shared Voting Power 0

	7	Sole Dispositive Power 84,372

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 84,372

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Michael Battenfield

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 37,375

	6	Shared Voting Power 0

	7	Sole Dispositive Power 37,375

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 37,375

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Morris Benoun

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 68,712

	6	Shared Voting Power 0

	7	Sole Dispositive Power 68,712

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 68,712

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons John Chalaris

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 120,000

	6	Shared Voting Power 0

	7	Sole Dispositive Power 120,000

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 120,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Han Sun Cho

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 293,244

	6	Shared Voting Power 0

	7	Sole Dispositive Power 293,244

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 293,244

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.3%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Victoria J. Conner

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 107,662

	6	Shared Voting Power 0

	7	Sole Dispositive Power 107,662

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 107,662

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Frank Derasmo

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 111,982

	6	Shared Voting Power 0

	7	Sole Dispositive Power 111,982

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 111,982

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Gregory Dietz

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 77,406

	6	Shared Voting Power 0

	7	Sole Dispositive Power 77,406

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 77,406

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Paul E. Fulchino

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 85,760

	6	Shared Voting Power 0

	7	Sole Dispositive Power 85,760

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 85,760

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Stephen Gold

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons James E. Grason

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 44,896

	6	Shared Voting Power 0

	7	Sole Dispositive Power 44,896

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 44,896

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Margate Grantor Trust A

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 360,000

	6	Shared Voting Power 0

	7	Sole Dispositive Power 360,000

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 360,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.4%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Margate Grantor Trust B

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 360,000

	6	Shared Voting Power 0

	7	Sole Dispositive Power 360,000

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 360,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.4%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons George Hess

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 295,083

	6	Shared Voting Power 723,670

	7	Sole Dispositive Power 295,083

	8	Shared Dispositive Power 723,670

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,018,753

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.1%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons George and Lisa Hess Trust dated October 1, 2003

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 3,670

	6	Shared Voting Power 0

	7	Sole Dispositive Power 3,670

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,670

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons John P. Jumper

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 44,491

	6	Shared Voting Power 0

	7	Sole Dispositive Power 44,491

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 44,491

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Sheryl Knights

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 67,142

	6	Shared Voting Power 0

	7	Sole Dispositive Power 67,142

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 67,142

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Mark Kuntz

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 290,438

	6	Shared Voting Power 50,000

	7	Sole Dispositive Power 290,438

	8	Shared Dispositive Power 50,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 340,438

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.4%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Tommy Lee

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 560,397

	6	Shared Voting Power 3,223

	7	Sole Dispositive Power 560,397

	8	Shared Dispositive Power 3,223

9	Aggregate Amount Beneficially Owned by Each Reporting Person 563,620

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.6%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Lee Living Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 3,223

	6	Shared Voting Power 0

	7	Sole Dispositive Power 3,223

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,223

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Alex Murray

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 172,229

	6	Shared Voting Power 0

	7	Sole Dispositive Power 172,229

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 172,229

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Robert D. Paulson

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 61,483

	6	Shared Voting Power 0

	7	Sole Dispositive Power 61,483

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 61,483

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons John Segovia

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 140,659

	6	Shared Voting Power 0

	7	Sole Dispositive Power 140,659

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 140,659

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Randy J. Snyder

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 2,036,961

	6	Shared Voting Power 0

	7	Sole Dispositive Power 2,036,961

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,036,961

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 2.2%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.4%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.4%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.4%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Justin Henry Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.4%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Randy Snyder 2009 Extended Family Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,425,448

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,425,448

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,425,448

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.5%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Susan Snyder 2009 Extended Family Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,425,449

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,425,449

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,425,449

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.5%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.4%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.4%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons David L. Squier

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 70,541

	6	Shared Voting Power 0

	7	Sole Dispositive Power 70,541

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 70,541

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Chad Wallace

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 59,997

	6	Shared Voting Power 0

	7	Sole Dispositive Power 59,997

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 59,997

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Shirley Warner

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 104,072

	6	Shared Voting Power 0

	7	Sole Dispositive Power 104,072

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 104,072

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Bruce Weinstein

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 189,997

	6	Shared Voting Power 440,723

	7	Sole Dispositive Power 189,997

	8	Shared Dispositive Power 440,723

9	Aggregate Amount Beneficially Owned by Each Reporting Person 630,720

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.7%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons SJB 2012 Insurance Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 370,000

	6	Shared Voting Power 0

	7	Sole Dispositive Power 370,000

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 370,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.4%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Bruce and Aida Weinstein Family Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 70,723

	6	Shared Voting Power 0

	7	Sole Dispositive Power 70,723

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 70,723

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Hal Weinstein

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 968,003

	6	Shared Voting Power 370,000

	7	Sole Dispositive Power 968,003

	8	Shared Dispositive Power 370,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,338,003

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.4%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Dana Wilkin

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 250,838

	6	Shared Voting Power 0

	7	Sole Dispositive Power 250,838

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 250,838

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.3%

12	Type of Reporting Person IN

CUSIP No. 950814103		SCHEDULE 13G

1	Names of Reporting Persons Wright Family Trust dated August 29, 2003

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103	SCHEDULE 13G

Item 1.

(a)              Name of Issuer:

Wesco Aircraft Holdings, Inc. (the “Issuer”)

(b)              Address of Issuer’s Principal Executive Offices:

27727 Avenue Scott

Valencia, CA 91355

Item 2.

(a)              Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Carlyle Reporting Person” and collectively as the “Carlyle Reporting Persons.”  This statement is filed on behalf of:

Carlyle Group Management L.L.C.

The Carlyle Group L.P.

Carlyle Holdings II GP L.L.C.

Carlyle Holdings II L.P.

TC Group Cayman Investment Holdings, L.P.

TC Group Cayman Investment Holdings Sub L.P.

TC Group IV, L.L.C.

TC Group IV, L.P.

Carlyle Partners IV, L.P.

Falcon Aerospace Holdings, LLC

TCG Holdings, L.L.C.

TC Group, L.L.C.

TC Group IV Managing GP, L.L.C.

Following an internal reorganization on May 2, 2012, TC Group IV Managing GP, L.L.C. is no longer the general partner of TC Group IV, L.P.  Accordingly, TC Group IV Managing GP, L.L.C., TCG Holdings, L.L.C., its managing member, and TC Group, L.L.C., the managing member of TCG Holdings, L.L.C. may no longer be deemed to beneficially own the shares reported herein.

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.”  This statement is also filed on behalf of:

Michael W. Allen

Michael Battenfield

Morris Benoun

John Chalaris

Han Sun Cho

CUSIP No. 950814103	SCHEDULE 13G

Victoria J. Conner

Frank Derasmo

Gregory Dietz

Paul E. Fulchino

Stephen Gold

James E. Grason

Margate Grantor Trust A

Margate Grantor Trust B

George Hess

George and Lisa Hess Trust dated October 1, 2003

John P. Jumper

Sheryl Knights

Mark Kuntz

Tommy Lee

Lee Living Trust

Alex Murray

Robert D. Paulson

John Segovia

Randy J. Snyder

Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

Justin Henry Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

Randy Snyder 2009 Extended Family Trust

Susan Snyder 2009 Extended Family Trust

Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

David L. Squier

Chad Wallace

Shirley Warner

Bruce Weinstein

SJB 2012 Insurance Trust

Bruce and Aida Weinstein Family Trust

Hal Weinstein

Dana Wilkin

Wright Family Trust dated August 29, 2003

(b)              Address or Principal Business Office:

The business address of TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P. is c/o Walker Corporate Services Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9001 Cayman Islands. The business address of each of the other Carlyle Reporting Persons is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505.

CUSIP No. 950814103	SCHEDULE 13G

The address for each of the Reporting Persons is c/o Wesco Aircraft Holdings, Inc., 27727 Avenue Scott, Valencia, CA 91355.

(c)               Citizenship of each Reporting Person is:

TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P. are organized in the Cayman Islands. Carlyle Holdings II L.P. is a Québec société en commandit.  Each of the other Carlyle Reporting Persons is organized in the state of Delaware.

Each of the Reporting Persons is a citizen of the United States of America, except the Margate Grantor Trust A, the Margate Grantor Trust B, the George and Lisa Hess Trust dated October 1, 2003, the Lee Living Trust, the Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust, the Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust, the Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust, the Justin Henry Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust, the Randy Snyder 2009 Extended Family Trust, the Susan Snyder 2009 Extended Family Trust, the Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust, the Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust, the SJB 2012 Insurance Trust, the Bruce and Aida Weinstein Family Trust and the Wright Family Trust dated August 29, 2003, which are trusts organized in the State of California, and Alex Murray, who is a citizen of the United Kingdom.

(d)              Title of Class of Securities:

Common Stock, par value $0.001 (“Common Stock”)

(e)               CUSIP Number:

950814103

Item 3.

Not applicable.

Item 4.                            Ownership

Ownership (a-c)

The ownership information presented below represents beneficial ownership of Common Stock as of December 31, 2012, based upon 92,504,084 shares of Common Stock outstanding as of November 30, 2012.

CUSIP No. 950814103	SCHEDULE 13G

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Carlyle Group Management L.L.C. (1)	53,480,184	57.8%	0	53,480,184	0	53,480,184
The Carlyle Group L.P. (1)	53,480,184	57.8%	0	53,480,184	0	53,480,184
Carlyle Holdings II GP L.L.C. (1)	53,480,184	57.8%	0	53,480,184	0	53,480,184
Carlyle Holdings II L.P. (1)	53,480,184	57.8%	0	53,480,184	0	53,480,184
TC Group Cayman Investment Holdings, L.P. (1)	53,480,184	57.8%	0	53,480,184	0	53,480,184
TC Group Cayman Investment Holdings Sub L.P. (1)	53,480,184	57.8%	0	53,480,184	0	53,480,184
TC Group IV, L.L.C. (1)	53,480,184	57.8%	0	53,480,184	0	53,480,184
TC Group IV, L.P. (1)	53,480,184	57.8%	0	53,480,184	0	53,480,184
Carlyle Partners IV, L.P. (1)	53,480,184	57.8%	0	53,480,184	0	53,480,184
Falcon Aerospace Holdings, LLC (1)	53,480,184	57.8%	0	53,480,184	0	53,480,184
TCG Holdings, LLC	0	0.0%	0	0	0	0
TC Group, L.L.C.	0	0.0%	0	0	0	0
TC Group IV Managing GP, L.L.C.	0	0.0%	0	0	0	0
Michael W. Allen (2)(3)	84,372	0.1%	84,372	0	84,372	0
Michael Battenfield (4)(5)	37,375	0.0%	37,375	0	37,375	0
Morris Benoun (6)(7)	68,712	0.1%	68,712	0	68,712	0
John Chalaris	120,000	0.1%	120,000	0	120,000	0
Han Sun Cho (8)(9)	293,244	0.3%	293,244	0	293,244	0
Victoria J. Conner (10)(11)	107,662	0.1%	107,662	0	107,662	0
Frank Derasmo (12)(13)	111,982	0.1%	111,982	0	111,982	0
Gregory Dietz (14)(15)	77,406	0.1%	77,406	0	77,406	0
Paul E. Fulchino (16)	85,760	0.1%	85,760	0	85,760	0
Stephen Gold (17)	0	0.0%	0	0	0	0
James E. Grason (18)	44,896	0.0%	44,896	0	44,896	0
Margate Grantor Trust A	360,000	0.4%	360,000	0	360,000	0
Margate Grantor Trust B	360,000	0.4%	360,000	0	360,000	0
George Hess (19)(20)	1,018,753	1.1%	295,083	723,670	295,083	723,670
George and Lisa Hess Trust dated October 1, 2003	3,670	0.0%	3,670	0	3,670	0
John P. Jumper (21)	44,491	0.0%	44,491	0	44,491	0
Sheryl Knights (22)	67,142	0.1%	67,142	0	67,142	0
Mark Kuntz (23)(24)	340,438	0.4%	290,438	50,000	290,438	50,000
Tommy Lee (25)(26)	563,620	0.6%	560,397	3,223	560,397	3,223
Lee Living Trust	3,223	0.0%	3,223	0	3,223	0
Alex Murray (27)(28)	172,229	0.2%	172,229	0	172,229	0
Robert D. Paulson (29)	61,483	0.1%	61,483	0	61,483	0
John Segovia (30)(31)	140,659	0.2%	140,659	0	140,659	0
Randy J. Snyder (32)	2,036,961	2.2%	2,036,961	0	2,036,961	0
Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust	1,278,046	1.4%	1,278,046	0	1,278,046	0
Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust	1,278,046	1.4%	1,278,046	0	1,278,046	0
Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust	1,278,046	1.4%	1,278,046	0	1,278,046	0
Justin Henry Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust	1,278,046	1.4%	1,278,046	0	1,278,046	0
Randy Snyder 2009 Extended Family Trust	1,425,448	1.5%	1,425,448	0	1,425,448	0
Susan Snyder 2009 Extended Family Trust	1,425,449	1.5%	1,425,449	0	1,425,449	0
Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust	1,278,046	1.4%	1,278,046	0	1,278,046	0
Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust	1,278,046	1.4%	1,278,046	0	1,278,046	0
David L. Squier (33)	70,541	0.1%	70,541	0	70,541	0
Chad Wallace (34)(35)	59,997	0.1%	59,997	0	59,997	0
Shirley Warner (36)(37)	104,072	0.1%	104,072	0	104,072	0
Bruce Weinstein (38)(39)	630,720	0.7%	189,997	440,723	189,997	440,723
SJB 2012 Insurance Trust	370,000	0.4%	370,000	0	370,000	0
Bruce and Aida Weinstein Family Trust	70,723	0.1%	70,723	0	70,723	0
Hal Weinstein (40)(41)	1,338,003	1.4%	968,003	370,000	968,003	370,000
Dana Wilkin (42)(43)	250,838	0.3%	250,838	0	250,838	0
Wright Family Trust dated August 29, 2003	0	0.0%	0	0	0	0

CUSIP No. 950814103	SCHEDULE 13G

(1)                                 Falcon Aerospace Holdings, LLC. is the record holder of 53,480,184 shares of Common Stock. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the managing member of TC Group IV, L.L.C., which is the general partner of TC Group IV, L.P., which is the general partner of Carlyle Partners IV, L.P., which is the general partner of Falcon Aerospace Holdings, LLC.  Accordingly, each of these entities may be deemed to share beneficial ownership of the Common Stock owned of record by Falcon Aerospace Holdings, LLC.

(2)                                 Includes 84,147 shares of common stock that are beneficially owned by Mr. Allen and the right to acquire up to 225 additional shares of common stock pursuant to options.

(3)                                 153,663 shares of common stock that Mr. Allen was scheduled to receive on September 28, 2012 in satisfaction of the terms of certain restricted stock unit awards were erroneously excluded from the prior Schedule 13G filing.  Certain of those shares were either settled in cash or subsequently sold or otherwise transferred by Mr. Allen.

(4)                                 Includes 37,150 shares of common stock that are beneficially owned by Mr. Battenfield and the right to acquire up to 225 additional shares of common stock pursuant to options.

(5)                                 53,396 shares of common stock that Mr. Battenfield was scheduled to receive on September 28, 2012 in satisfaction of the terms of certain restricted stock unit awards were erroneously excluded from the prior Schedule 13G filing.  Certain of those shares were either settled in cash or subsequently sold or otherwise transferred by Mr. Battenfield.

(6)                                 Includes 68,562 shares of common stock that are beneficially owned by Mr. Benoun and the right to acquire up to 150 additional shares of common stock pursuant to options.

(7)                                 163,156 shares of common stock that Mr. Benoun was scheduled to receive on September 28, 2012 in satisfaction of the terms of certain restricted stock unit awards

CUSIP No. 950814103	SCHEDULE 13G

were erroneously excluded from the prior Schedule 13G filing.  Certain of those shares were either settled in cash or subsequently sold or otherwise transferred by Mr. Benoun.

(8)                                 Includes 187,616 shares of common stock that are beneficially owned by Mr. Cho and the right to acquire up to 105,628 additional shares of common stock pursuant to options.

(9)                                 135,864 shares of common stock that Mr. Cho was scheduled to receive on September 28, 2012 in satisfaction of the terms of certain restricted stock unit awards were erroneously excluded from the prior Schedule 13G filing.  Certain of those shares were either settled in cash or subsequently sold or otherwise transferred by Mr. Cho.

(10)                          Includes 107,437 shares of common stock that are beneficially owned by Ms. Conner and the right to acquire up to 225 additional shares of common stock pursuant to options.

(11)                          135,864 shares of common stock that Ms. Connor was scheduled to receive on September 28, 2012 in satisfaction of the terms of certain restricted stock unit awards were erroneously excluded from the prior Schedule 13G filing.  Certain of those shares were either settled in cash or subsequently sold or otherwise transferred by Ms. Connor.

(12)                          Includes 158 shares of common stock that are beneficially owned by Mr. Derasmo and the right to acquire up to 111,824 additional shares of common stock pursuant to options.

(13)                          163,156 shares of common stock that Mr. Derasmo was scheduled to receive on September 28, 2012 in satisfaction of the terms of certain restricted stock unit awards were erroneously excluded from the prior Schedule 13G filing.  Certain of those shares were either settled in cash or subsequently sold or otherwise transferred by Mr. Derasmo.

(14)                          Includes 33,150 shares of common stock that are beneficially owned by Mr. Dietz and the right to acquire up to 44,256 additional shares of common stock pursuant to options.

(15)                          29,664 shares of common stock that Mr. Dietz was scheduled to receive on September 28, 2012 in satisfaction of the terms of certain restricted stock unit awards were erroneously excluded from the prior Schedule 13G filing.  Certain of those shares were subsequently sold or otherwise transferred by Mr. Dietz.

(16)                          Includes 79,235 shares of common stock that are beneficially owned by Mr. Fulchino and the right to acquire up to 6,525 additional shares of common stock pursuant to options.

(17)                          29,664 shares of common stock that Mr. Gold was scheduled to receive on September 28, 2012 in satisfaction of the terms of certain restricted stock unit awards were erroneously excluded from the prior Schedule 13G filing.  Those shares were subsequently sold or otherwise transferred by Mr. Gold.

(18)                          53,396 shares of common stock that Mr. Grason was scheduled to receive on September 28, 2012 in satisfaction of the terms of certain restricted stock unit awards were erroneously excluded from the prior Schedule 13G filing.  Certain of those shares were subsequently sold or otherwise transferred by Mr. Grason.

CUSIP No. 950814103	SCHEDULE 13G

(19)                          Includes 360,000 shares of common stock that are held by the Margate Grantor Trust A, 360,000 shares of common stock that are held by the Margate Grantor Trust B and 3,670 shares of common stock that are held by the George and Lisa Hess Trust. Also includes Mr. Hess’s right to acquire up to 295,083 shares of common stock pursuant to options.

(20)                          1,364,583 shares of common stock that Mr. Hess was scheduled to receive on September 28, 2012 in satisfaction of the terms of certain restricted stock unit awards were erroneously excluded from the prior Schedule 13G filing.  Certain of those shares were either settled in cash or subsequently sold or otherwise transferred by Mr. Hess.

(21)                          Includes 37,966 shares of common stock that are beneficially owned by Mr. Jumper and the right to acquire up to 6,525 additional shares of common stock pursuant to options.

(22)                          81,281 shares of common stock that Ms. Knights was scheduled to receive on September 28, 2012 in satisfaction of the terms of certain restricted stock unit awards were erroneously excluded from the prior Schedule 13G filing.  Certain of those shares were either settled in cash or subsequently sold or otherwise transferred by Ms. Knights.

(23)                          Includes 220,953 shares of common stock that are beneficially owned by Mr. Kuntz, 50,000 shares of common stock that are held by the Kuntz-Wright Family Revocable Trust and Mr. Kuntz’s right to acquire up to 69,485 additional shares of common stock pursuant to options.

(24)                          163,156 shares of common stock that Mr. Kuntz was scheduled to receive on September 28, 2012 in satisfaction of the terms of certain restricted stock unit awards were erroneously excluded from the prior Schedule 13G filing.  Certain of those shares were either settled in cash or subsequently sold or otherwise transferred by Mr. Kuntz.

(25)                          Includes 557,097 shares of common stock that are beneficially owned by Mr. Lee, 3,223 shares of common stock that are held by the Lee Living Trust and Mr. Lee’s right to acquire up to 3,300 additional shares of common stock pursuant to options.

(26)                          818,749 shares of common stock that Mr. Lee was scheduled to receive on September 28, 2012 in satisfaction of the terms of certain restricted stock unit awards were erroneously excluded from the prior Schedule 13G filing.  Certain of those shares were either settled in cash or subsequently sold or otherwise transferred by Mr. Lee.

(27)                          Includes 53,685 shares of common stock that are beneficially owned by Mr. Murray and the right to acquire up to 118,544 additional shares of common stock pursuant to options.

(28)                          78,315 shares of common stock that Mr. Murray was scheduled to receive on September 28, 2012 in satisfaction of the terms of certain restricted stock unit awards were erroneously excluded from the prior Schedule 13G filing.  Certain of those shares were either settled in cash or subsequently sold or otherwise transferred by Mr. Murray.

(29)                          Includes 56,263 shares of common stock that are beneficially owned by Mr. Paulson and the right to acquire up to 5,220 additional shares of common stock pursuant to options.

CUSIP No. 950814103	SCHEDULE 13G

(30)                          Includes 88,792 shares of common stock that are beneficially owned by Mr. Segovia and the right to acquire up to 51,867 additional shares of common stock pursuant to options.

(31)                          53,396 shares of common stock that Mr. Segovia was scheduled to receive on September 28, 2012 in satisfaction of the terms of certain restricted stock unit awards were erroneously excluded from the prior Schedule 13G filing.  Certain of those shares were either settled in cash or subsequently sold or otherwise transferred by Mr. Segovia.

(32)                          Includes 45,000 shares of common stock that are beneficially owned by Mr. Snyder and the right to acquire up to 1,991,961 additional shares of common stock pursuant to options.

(33)                          Includes 64,016 shares of common stock that are beneficially owned by Mr. Squier and the right to acquire up to 6,525 additional shares of common stock pursuant to options

(34)                          Includes 28,894 shares of common stock that are beneficially owned by Mr. Wallace and the right to acquire up to 31,103 additional shares of common stock pursuant to options.

(35)                          43,903 shares of common stock that Mr. Wallace was scheduled to receive on September 28, 2012 in satisfaction of the terms of certain restricted stock unit awards were erroneously excluded from the prior Schedule 13G filing.  Certain of those shares were either settled in cash or subsequently sold or otherwise transferred by Mr. Wallace.

(36)                          Includes 103,697 shares of common stock that are beneficially owned by Ms. Warner and the right to acquire up to 375 additional shares of common stock pursuant to options.

(37)                          161,970 shares of common stock that Ms. Warner was scheduled to receive on September 28, 2012 in satisfaction of the terms of certain restricted stock unit awards were erroneously excluded from the prior Schedule 13G filing.  Certain of those shares were either settled in cash or subsequently sold or otherwise transferred by Ms. Warner.

(38)                          Includes 189,772 shares of common stock that are beneficially owned by Mr. Weinstein, 70,723 shares of common stock that are held by the Bruce and Aida Weinstein Family Trust, 370,000 shares of common stock that are held by the SJB 2012 Insurance Trust and Mr. Weinstein’s right to acquire up to 225 additional shares of common stock pursuant to options.

(39)                          206,467 shares of common stock that Mr. Weinstein was scheduled to receive on September 28, 2012 in satisfaction of the terms of certain restricted stock unit awards were erroneously excluded from the prior Schedule 13G filing.  Certain of those shares were either settled in cash or subsequently sold or otherwise transferred by Mr. Weinstein.

(40)                          Includes 389,428 shares of common stock that are beneficially owned by Mr. Weinstein, 370,000 shares of common stock that are held by the SJB 2012 Insurance Trust and Mr. Weinstein’s right to acquire up to 578,575 additional shares of common stock pursuant to options.

CUSIP No. 950814103	SCHEDULE 13G

(41)                          1,320,085 shares of common stock that Mr. Weinstein was scheduled to receive on September 28, 2012 in satisfaction of the terms of certain restricted stock unit awards were erroneously excluded from the prior Schedule 13G filing.  Certain of those shares were either settled in cash or subsequently sold or otherwise transferred by Mr. Weinstein.

(42)                          Includes 250,463 shares of common stock that are beneficially owned by Ms. Wilkin and the right to acquire up to 375 additional shares of common stock pursuant to options.

(43)                          135,864 shares of common stock that Ms. Wilkin was scheduled to receive on September 28, 2012 in satisfaction of the terms of certain restricted stock unit awards were erroneously excluded from the prior Schedule 13G filing.  Certain of those shares were either settled in cash or subsequently sold or otherwise transferred by Ms. Wilkin.

Item 5.                            Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.                            Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.                            Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.                            Identification and Classification of Members of the Group

Not applicable.

Item 9.                            Notice of Dissolution of Group

Not applicable.

Item 10.                     Certification

Not applicable.

CUSIP No. 950814103	SCHEDULE 13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 14, 2013

CARLYLE GROUP MANAGEMENT L.L.C.

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

THE CARLYLE GROUP L.P.
By: Carlyle Group Management L.L.C., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS II GP L.L.C.
By: The Carlyle Group L.P., its managing member
By: Carlyle Group Management L.L.C., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS II L.P.

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP CAYMAN INVESTMENT HOLDINGS, L.P.
By: Carlyle Holdings II L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CUSIP No. 950814103	SCHEDULE 13G

TC GROUP CAYMAN INVESTMENT HOLDINGS SUB L.P.
By: TC Group Cayman Investment Holdings, L.P., its general partner
By: Carlyle Holdings II L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP IV, L.L.C.
By: TC Group Cayman Investment Holdings Sub L.P., its managing member
By: TC Group Cayman Investment Holdings, L.P., its general partner
By: Carlyle Holdings II L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP IV, L.P.

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

CARLYLE PARTNERS IV, L.P.
By: TC Group IV, L.P., its General Partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

FALCON AEROSPACE HOLDINGS, LLC
By: Carlyle Partners IV, L.P., its Managing Member
By: TC Group IV, L.P., its General Partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

TCG Holdings, L.L.C.

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	David M. Rubenstein
Title:	Managing Director

CUSIP No. 950814103	SCHEDULE 13G

TC GROUP, L.L.C.
By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	David M. Rubenstein
Title:	Managing Director

TC GROUP IV MANAGING GP, L.L.C.
By: TC Group, L.L.C., its Managing Member
By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	David M. Rubenstein
Title:	Managing Director

Michael W. Allen

By:	/s/ John G. Holland, attorney-in-fact
Name:	Michael W. Allen

Michael Battenfield

By:	/s/ John G. Holland, attorney-in-fact
Name:	Michael Battenfield

Morris Benoun

By:	/s/ John G. Holland, attorney-in-fact
Name:	Morris Benoun

John Chalaris

By:	/s/ John G. Holland, attorney-in-fact
Name:	John Chalaris

Han Sun Cho

By:	/s/ John G. Holland, attorney-in-fact
Name:	Han Sun Cho

Victoria J. Conner

By:	/s/ John G. Holland, attorney-in-fact
Name:	Victoria J. Conner

CUSIP No. 950814103	SCHEDULE 13G

Frank Derasmo

By:	/s/ John G. Holland, attorney-in-fact
Name:	Frank Derasmo

Gregory Dietz

By:	/s/ John G. Holland, attorney-in-fact
Name:	Gregory Dietz

Paul E. Fulchino

By:	/s/ John G. Holland, attorney-in-fact
Name:	Paul E. Fulchino

Stephen Gold

By:	/s/ John G. Holland, attorney-in-fact
Name:	Stephen Gold

James E. Grason

By:	/s/ John G. Holland, attorney-in-fact
Name:	James E. Grason

George Hess

By:	/s/ John G. Holland, attorney-in-fact
Name:	George Hess

George and Lisa Hess Trust dated October 1, 2003

By:	/s/ John G. Holland, attorney-in-fact
Name:	George and Lisa Hess Trust dated October 1, 2003

Margate Grantor Trust A

By:	/s/ John G. Holland, attorney-in-fact
Name:	Margate Grantor Trust A

Margate Grantor Trust B

By:	/s/ John G. Holland, attorney-in-fact
Name:	Margate Grantor Trust B

CUSIP No. 950814103	SCHEDULE 13G

John P. Jumper

By:	/s/ John G. Holland, attorney-in-fact
Name:	John P. Jumper

Sheryl Knights

By:	/s/ John G. Holland, attorney-in-fact
Name:	Sheryl Knights

Mark Kuntz

By:	/s/ John G. Holland, attorney-in-fact
Name:	Mark Kuntz

Tommy Lee

By:	/s/ John G. Holland, attorney-in-fact
Name:	Tommy Lee

Lee Living Trust

By:	/s/ John G. Holland, attorney-in-fact
Name:	Lee Living Trust

Alex Murray

By:	/s/ John G. Holland, attorney-in-fact
Name:	Alex Murray

Robert D. Paulson

By:	/s/ John G. Holland, attorney-in-fact
Name:	Robert D. Paulson

John Segovia

By:	/s/ John G. Holland, attorney-in-fact
Name:	John Segovia

Randy J. Snyder

By:	/s/ John G. Holland, attorney-in-fact
Name:	Randy J. Snyder

CUSIP No. 950814103	SCHEDULE 13G

Joshua Jack Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

By:	/s/ John G. Holland, attorney-in-fact
Name:	Joshua Jack Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

Joshua Jack Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

By:	/s/ John G. Holland, attorney-in-fact
Name:	Joshua Jack Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

Justin Henry Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

By:	/s/ John G. Holland, attorney-in-fact
Name:	Justin Henry Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

Justin Henry Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

By:	/s/ John G. Holland, attorney-in-fact
Name:	Justin Henry Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

Randy Snyder 2009 Extended Family Trust

By:	/s/ John G. Holland, attorney-in-fact
Name:	Randy Snyder 2009 Extended Family Trust

Susan Snyder 2009 Extended Family Trust

By:	/s/ John G. Holland, attorney-in-fact
Name:	Susan Snyder 2009 Extended Family Trust

Todd Ian Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

By:	/s/ John G. Holland, attorney-in-fact
Name:	Todd Ian Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

CUSIP No. 950814103	SCHEDULE 13G

Todd Ian Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

By:	/s/ John G. Holland, attorney-in-fact
Name:	Todd Ian Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

David L. Squier

By:	/s/ John G. Holland, attorney-in-fact
Name:	David L. Squier

Chad Wallace

By:	/s/ John G. Holland, attorney-in-fact
Name:	Chad Wallace

Shirley Warner

By:	/s/ John G. Holland, attorney-in-fact
Name:	Shirley Warner

Bruce Weinstein

By:	/s/ John G. Holland, attorney-in-fact
Name:	Bruce Weinstein

Bruce and Aida Weinstein Family Trust

By:	/s/ John G. Holland, attorney-in-fact
Name:	Bruce and Aida Weinstein Family Trust

Hal Weinstein

By:	/s/ John G. Holland, attorney-in-fact
Name:	Hal Weinstein

SJB 2012 Insurance Trust

By:	/s/ John G. Holland, attorney-in-fact
Name:	SJB 2012 Insurance Trust

Dana Wilkin

By:	/s/ John G. Holland, attorney-in-fact
Name:	Dana Wilkin

CUSIP No. 950814103	SCHEDULE 13G

Wright Family Trust dated August 29, 2003

By:	/s/ John G. Holland, attorney-in-fact
Name:	Wright Family Trust dated August 29, 2003

LIST OF EXHIBITS

Exhibit No.	Description

24.1	Power of Attorney of the Carlyle Reporting Persons

24.2	Power of Attorney of the Reporting Persons

99	Joint Filing Agreement